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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                           RAVISENT TECHNOLOGIES INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    754440105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  JULY 21, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)
         [ ]      Rule 13d-1(c)
         [X]      Rule 13d-1(d)




* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








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CUSIP No.  754440105                   13G                     Page 2 of 5 Pages



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1         Names of Reporting Person/I.R.S. Identification Nos. of Above Persons
          (Entities Only)

                   ATI TECHNOLOGIES INC.
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2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                   NOT APPLICABLE.                                       (b) [ ]

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3         SEC USE ONLY



--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                   ONTARIO, CANADA

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                    5        SOLE VOTING POWER
    NUMBER OF
      SHARES                          988,849
   BENEFICIALLY
  OWNED BY EACH     ------------------------------------------------------------
    REPORTING       6        SHARED VOTING POWER
   PERSON WITH
                                      0

                    ------------------------------------------------------------
                    7        SOLE DISPOSITIVE POWER

                                      988,849


                    ------------------------------------------------------------
                    8        SHARED DISPOSITIVE POWER

                                      0

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9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   988,849

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10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                   NOT APPLICABLE.

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11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   6.75%

--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                   CO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!



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                                                               Page 3 of 5 Pages

ITEM 1(a)  Name of Issuer:                         RAVISENT TECHNOLOGIES INC.

ITEM 1(b)  Address of Issuer's Principal           1 GREAT VALLEY PARKWAY
            Executive Offices:                     MALVERN, PA 19355

ITEM 2(a)  Name of Person Filing:                  ATI TECHNOLOGIES INC.

ITEM 2(b)  Address of Principal Business Office:   33 COMMERCE VALLEY DRIVE EAST
                                                   THORNHILL, ON CANADA
                                                   L3T 7N6

ITEM 2(c)  Citizenship:                            CANADIAN

ITEM 2(d)  Title of Class of Securities:           COMMON SHARES

ITEM 2(e)  CUSIP Number:                           754440105

ITEM 3    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR
     (c), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or Dealer registered under Section 15 of the Act (15 U.S.C.
              78o);

     (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

     (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

     (d) [ ] An Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

     (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

     (e) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person, in accordance with ss.240.13d-1(b)(1)(ii)(G);

     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.        OWNERSHIP.

ITEM 4(a)      Amount Beneficially Owned:              988,849 COMMON SHARES

ITEM 4(b)      Percent of Class:                       6.75%

ITEM 4(c) Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote:         988,849

               (ii)  shared power to vote or to direct the vote:       0





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                                                               Page 4 of 5 Pages

               (iii)  sole power to dispose or to direct the
                      disposition of:                                  988,849

               (iv)   shared power to dispose or to direct the
                      disposition of:                                        0

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                           NOT APPLICABLE.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                           NOT APPLICABLE.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                           NOT APPLICABLE.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                           NOT APPLICABLE.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                           NOT APPLICABLE.

ITEM 10.          CERTIFICATION.

                           NOT APPLICABLE.



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                                                               Page 5 of 5 Pages

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        Date:          January 11, 2000
                                              ----------------------------------



                                        By:            /s/ JIM CHWARTACKY
                                             -----------------------------------
                                             Name:   Jim Chwartacky
                                             Title:  Vice President, Finance and
                                                     Chief Financial Officer
                                                     ATI Technologies Inc.